Exhibit 10.26

CONFIDENTIAL TREATMENT REQUESTED

Date:	October 5, 2010

To:	Family Dollar Stores, Inc.

10401 Monroe Road

Matthews, N.C. 28105

Attn: Treasury Department, Steven Burt

Telephone: 704-849-7515

Facsimile: 704-849-2011

From	WELLS FARGO SECURITIES, LLC

solely as agent of Wells Fargo Bank, National Association (the “Agent”)

Re:	Issuer Accelerated Share Repurchase Transaction

(Wells Fargo Transaction Reference Number: 8228652)

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Wells Fargo Bank, National Association (“Bank” or “Wells Fargo”) and Family Dollar Stores, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). The terms of the Transaction shall be set forth in this Confirmation, including Schedule A hereto. This Confirmation, including Schedule A hereto, constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.     This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern.

This Confirmation evidences a complete and binding agreement between Bank and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement (the “ISDA Form”) as if Bank and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). The Transaction shall be the only Transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern. The Transaction is a Share Forward Transaction within the meaning set forth in the Equity Definitions.

2.     The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	October 5, 2010

Seller:	Bank

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD 0.10 per share (Ticker Symbol: “FDO”)

Prepayment:	Applicable

Prepayment Amount:	USD 250,000,000.00

Prepayment Date:	As specified in Schedule A.

Initial Shares:	As specified in Schedule A.

Initial Share Delivery Date:	The Prepayment Date. On the Initial Share Delivery Date, Seller shall deliver a number of Shares equal to the Initial Shares to Buyer in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Calculation Agent:	Wells Fargo

Valuation Terms:

Averaging Dates:	Each of the consecutive Exchange Business Days commencing on, and including, the Initial Averaging Date and ending on and including the Final Averaging Date (and such period, the “Averaging Period”).

Initial Averaging Date:	As specified in Schedule A (or if such date is not an Exchange Business Day, the next following Exchange Business Day).

Final Averaging Date:	The Scheduled Final Averaging Date; provided that Bank shall have the right, in its absolute discretion, at any time to accelerate the Final Averaging Date to any date that is on or after the Scheduled Earliest Acceleration Date by written notice to Counterparty no later than 8:00 pm New York City time on the Exchange Business Day immediately following the date of acceleration.

Scheduled Final Averaging Date:	As specified in Schedule A (or if such date is not an Exchange Business Day, the next following Exchange Business Day).

Scheduled Earliest Acceleration Date:	As specified in Schedule A (or if such date is not an Exchange Business Day, the next following Exchange Business Day).

Valuation Date:	The Final Averaging Date.

Averaging Date Disruption:	Modified Postponement, provided that notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs on an Averaging Date, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Scheduled Final Averaging Date in accordance with Modified Postponement (as modified herein). If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event, the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Settlement Price, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, and the weighting of the VWAP Price for the relevant Averaging Dates shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Settlement Price, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

Market Disruption Events:	The first sentence of Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in the third, fourth and fifth lines thereof, and (B) by replacing the words “or (iii) an Early Closure.” by “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Regulatory Disruption:	Any event that Bank, in its reasonable discretion based on the advice of counsel, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related generally applicable policies and procedures (whether or not such requirements – including without limitation Rule 10b-18, Rule 10b-5, Regulation 13D-G, Regulation 14E and Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) – or related policies or procedures are imposed by law or have been voluntarily adopted by Bank), for Bank to refrain from or decrease any market activity in connection with the Transaction. Bank shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Averaging Dates affected by it.

Settlement Terms:

Settlement Currency:	USD

Settlement Method:	Physical Settlement.

On the Settlement Date, Seller shall deliver to Buyer a number of Shares equal to (a) (i) the Prepayment Amount divided by (ii) the Settlement Price as determined on the Valuation Date, minus (b) the Initial Shares (such number of Shares, the “Settlement Amount”), rounded to the nearest whole number of Shares; provided, however, that if the Settlement Amount is less than zero, then Buyer shall deliver to Seller a number of Shares equal to the absolute value of the Settlement Amount (such number of Shares, the “Payment Shares”).

Notwithstanding the proviso above, if the Settlement Amount is less than zero, Buyer may cash settle its obligation to deliver the Payment Shares by delivering to Seller a notice by no later than the second Scheduled Trading Day immediately following the Valuation Date electing to cash settle its obligation to deliver the Payment Shares. Any such cash settlement shall be effected in accordance with “Cash Settlement of Payment Shares” below.

Settlement Date:	The date that falls one Settlement Cycle following the Valuation Date.

Cash Settlement of Payment Shares:	If Buyer elects to cash settle its obligation to deliver Payment Shares, then on the Valuation Date a balance (the “Settlement Balance”) shall be created with an initial balance equal to the absolute value of the Settlement Amount. On the Settlement Date, Buyer shall deliver to Seller a U.S. dollar amount equal to the Payment Shares multiplied by a price per Share as reasonably determined by the Calculation Agent (such cash amount, the “Initial Cash Settlement Amount”). On the Exchange Business Day immediately following the delivery of the Initial Cash Settlement Amount, Seller shall begin purchasing Shares in a commercially reasonable manner (all such Shares purchased, “Cash Settlement Shares”). At the end of each Exchange Business Day on which Seller purchases Cash Settlement Shares, Seller shall reduce (i) the Settlement Balance by the number of Cash Settlement Shares purchased on such Exchange Business Day and (ii) the Initial Cash Settlement Amount by the aggregate purchase price (including actual commissions not to exceed USD0.02 per Share) of such Cash Settlement Shares purchased on such Exchange Business Day. If, on any Exchange Business Day, the Initial Cash Settlement Amount is reduced to or below zero but the Settlement Balance is above zero, Seller shall notify Buyer and Buyer shall (i) deliver to Seller or as directed by Seller on the next Exchange Business Day after notice an additional U.S. dollar amount (an “Additional Cash Settlement Amount”) equal to the Settlement Balance as of such Exchange Business Day multiplied by a price per Share as reasonably determined by the Calculation Agent. This provision shall be applied successively until the Settlement Balance is reduced to zero. On the Exchange Business Day that the Settlement Balance is reduced to zero, Seller shall return to Buyer any unused portion of the Initial Cash Settlement Amount or the Additional Cash Settlement Amount, as the case may be. For the avoidance of doubt, any purchases of Cash Settlement Shares contemplated by this paragraph shall be made in accordance with the timing, price and volume restrictions contained in subparagraphs (2), (3), and (4) of paragraph (b) of Rule 10b-18 under the Exchange Act (“Rule 10b-18”).

Settlement Price:	The arithmetic average of the VWAP Prices for all Averaging Dates minus Price Adjustment.

Price Adjustment:	As specified in Schedule A.

VWAP Price:	For any Averaging Date, the Rule 10b-18 dollar volume weighted average price per Share for such day based on transactions executed during such day, as reported on Bloomberg Page “FDO <Equity> AQR SEC” (or any successor thereto) or, in the event such price is not so reported on such day for any reason, as reasonably determined by the Calculation Agent.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount in Section 9.2(a)(iii) of the Equity Definitions shall be deleted.

Other Applicable Provisions:	To the extent either party is obligated to deliver Shares hereunder, the provisions of the last sentence of Section 9.2 (except if Counterparty is delivering Private Shares), Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Share Adjustments:

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.

Method of Adjustment:	Calculation Agent Adjustment

It shall constitute an additional Potential Adjustment Event if the Scheduled Final Averaging Date is postponed pursuant to “Averaging Date Disruption” above, in which case the Calculation Agent shall, in its commercially reasonable discretion, adjust any relevant terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such postponement.

Extraordinary Dividend:	For any calendar quarter occurring (in whole or in part) during the Relevant Period, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions) (a “Dividend”) the amount or value of which (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount.

Ordinary Dividend Amount:	As specified in Schedule A.

Early Ordinary Dividend Payment:	If an ex-dividend date for any dividend that is not an Extraordinary Dividend occurs during any calendar quarter occurring (in whole or in part) during the Relevant Period (as defined below) and is prior to the Scheduled Ex-Dividend Date for such calendar quarter, the Calculation Agent shall make adjustment to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such event.

Scheduled Ex-Dividend Date:	As specified in Schedule A.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Cancellation and Payment

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of Combined Consideration:	Not Applicable

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “Announcement Date.” An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	The occurrence of an Announcement Date in respect of a potential Acquisition Transaction (as defined in Section 9 below).

Announcement Date:	The date of the first public announcement in relation to an Acquisition Transaction, or any publicly announced change or amendment to the announcement giving rise to an Announcement Date.

Provisions applicable to Merger Events and Tender Offers:

The consequences set forth opposite “Consequences of Merger Events” and “Consequences of Tender Offers” above shall apply regardless of whether a particular Merger Event or Tender Offer relates to an Announcement Date for which an adjustment has been made pursuant to Consequences of Announcement Events, without duplication of any such adjustment.

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points per annum

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	25 basis points per annum

Hedging Party:	For all applicable Additional Disruption Events, Bank

Determining Party:	For all Extraordinary Events and Additional Disruption Events, Bank

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Account Details:

(a) Account for delivery of Shares to Counterparty:	American Stock Transfer & Trust Company, LLC DTC No.:

(b) Account for payments to Counterparty:	Bank of America, N.A. ABA# Account #

(c) Account for payments to Bank:	Wells Fargo Bank, N.A. ABA Internal acct no. A/C name:

4. Offices:

(a) The Office of Counterparty for the Transaction is: Counterparty is not a Multibranch Party

(b) The Office of Bank for the Transaction is: New York

5. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Counterparty:

Family Dollar Stores, Inc.

10401 Monroe Road

Matthews, N.C. 28105

Attn: Treasury Department, Steven Burt

Telephone: 704-849-7515

Facsimile: 704-849-2011

Email: sburt@familydollar.com

(b) Address for notices or communications to Bank:

Wells Fargo Bank, N.A.

375 Park Avenue

New York, NY 10152

Attention: Structured Derivatives Support

Telephone No.: 212-214-6101

Facsimile No.: 212-214-5913

Trader’s Contact Information:

Mark Kohn or Head Trader

Telephone: 212-214-6089

Facsimile: 212-214-8914

6. Additional Provisions Relating to Transactions in the Shares.

(a) Counterparty acknowledges and agrees that Bank may, during the period from the date hereof to the Valuation Date or, if later, the date on which all Shares or other consideration deliverable or payable hereunder, including without limitation in connection with a termination or cancellation of the Transaction, have been delivered or paid (the “Relevant Period”), purchase Shares in connection with the Transaction, which Shares may be delivered to Counterparty. Such purchases will be conducted independently of Counterparty. The timing of such purchases by Bank, the number of Shares purchased by Bank on any day, the price paid per Share pursuant to such purchases and the manner in which such purchases are made, including without limitation whether such purchases are made on any securities exchange or privately, shall be within the absolute discretion of Bank. It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Counterparty shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether Bank effects any purchases of Shares in connection with the Transaction, (B) during the period beginning on (but excluding) the date of this Confirmation and ending on (and including) the last day of the Relevant Period, neither Counterparty nor its officers or employees shall, directly or indirectly, communicate any information regarding Counterparty or the Shares to any employee of Bank or its Affiliates (as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”)) responsible for trading the Shares in connection with the transactions contemplated hereby, (C) Counterparty is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and (D) Counterparty will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer or director of Counterparty is aware of any material nonpublic information regarding Counterparty or the Shares.

(b) Counterparty agrees that neither Counterparty nor any of its Affiliates or agents shall take any action that would cause Regulation M promulgated under the Exchange Act (“Regulation M”) to be applicable to any purchases of Shares, or any security for which the Shares are a reference security (as defined in Regulation M), by Counterparty or any of its affiliated purchasers (as defined in Regulation M) during the Relevant Period.

(c) Counterparty shall, at least one day prior to the first day of the Relevant Period, notify Bank of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Relevant Period and during the calendar week in which the first day of the Relevant Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18), which notice shall be substantially in the form set forth as Appendix A hereto.

(d) During the Relevant Period, Counterparty shall (i) notify Bank prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made (and is in control of), any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Bank following any such announcement that such announcement has been made, and (iii) promptly deliver to Bank following the making of any such announcement a certificate indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify Bank of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such public announcement may result in a Regulatory Disruption and may cause the Relevant Period to be suspended.

(e) Without the prior written consent of Bank, Counterparty shall not, and shall cause its Affiliates and affiliated purchasers (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for Shares during the Relevant Period. During such time, any purchases of Shares (or any security convertible into or exchangeable for Shares) by Counterparty shall be made through Wells Fargo Securities, LLC, pursuant to a letter substantially in the form of Appendix B hereto and subject to such conditions as Bank shall impose, and shall be in compliance with Rule 10b-18 or otherwise in a manner that Counterparty and Bank believe is in compliance with applicable requirements (including, without limitation, Rule 10b-5, Regulation 13D-G and Regulation 14E under the Exchange Act).

7. Representations, Warranties and Agreements.

(a) In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, Counterparty represents and warrants (in the case of clause (i), solely as of the Scheduled Trading Day following the Trade Date, and not as of the Trade Date) to and for the benefit of, and agrees with, Bank as follows:

(i) (A) None of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Bank is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133 or 149 (each as amended), or 150, EITF Issue No. 00-19, 01-6, 03-6 or 07-5 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iii) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(iv) Prior to the Trade Date, Counterparty shall deliver to Bank a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Bank shall reasonably request. Counterparty has publicly disclosed on September 29, 2010 its intention to institute a program for the acquisition of Shares.

(v) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act, and will not engage in any other securities or derivative transaction to such ends.

(vi) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vii) On the Trade Date, the Initial Share Delivery Date, the Prepayment Date, and the Settlement Date (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(b) Each of Bank and Counterparty agrees and represents that it is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act, as amended.

(c) Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Bank that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) The parties hereto agree and acknowledge that Bank is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “settlement payment” within the meaning of Sections 362 and 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “transfer” and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) Bank is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 555, 560 and 561 of the Bankruptcy Code.

8. Agreements and Acknowledgements Regarding Hedging.

Counterparty acknowledges and agrees that:

(a) During the Relevant Period, Bank and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction;

(b) Bank and its Affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction;

(c) Bank shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Price and/or the VWAP Price; and

(d) Any market activities of Bank and its Affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Price and/or the VWAP Price, each in a manner that may be adverse to Counterparty.

9. Special Provisions regarding Acquisition Transaction Announcements.

If an Acquisition Transaction Announcement occurs on or prior to the Valuation Date for the Transaction, then the Settlement Price shall be determined as if the phrase “Price Adjustment” of the definition thereof were replaced with “Prorated Price Adjustment” and the Scheduled Earliest Acceleration Date shall be the earlier of (i) the date of the Acquisition Transaction Announcement and (ii) the Scheduled Earliest Acceleration Date specified in Schedule A.

“Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding to enter into an Acquisition Transaction, (iii) the announcement of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, or (iv) any other announcement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction. For the avoidance of doubt, announcements as used in this definition of Acquisition Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.

“Acquisition Transaction” means (i) any Merger Event (and for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “15%” and to “50%” by “75%” and as if the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition were deleted) or Tender Offer, or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 15% of the market capitalization of Counterparty and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

“Prorated Price Adjustment” means the Price Adjustment multiplied by the Proration Fraction.

“Proration Fraction” means the fraction (i) the numerator of which is the number of Scheduled Trading Days during the period commencing on the Initial Averaging Date and ending on the date of any Acquisition Transaction Announcement (inclusive), and (ii) the denominator of which is the number of Scheduled Trading Days during the period commencing on the Initial Averaging Date and ending on the Scheduled Final Averaging Date (inclusive).

10. Other Provisions.

(a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If either party would owe the other party any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of an Insolvency, a Nationalization, a Tender Offer or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(e) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy or to require Bank to satisfy, as the case may be, any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to the other party, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date or Early Termination Date or other date of cancellation or termination, as applicable (“Notice of Share Termination”). In the Notice of Share Termination, Counterparty shall represent and warrant that (i) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (ii) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date or Early Termination Date or other date of cancellation or termination, as applicable:

Share Termination Alternative:	Applicable and means that the party subject to the Payment Obligation shall deliver to the other party the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation; provided, however, that in the event that Bank reasonably determines that, based on advice of outside counsel, any delivery by Bank of Share Termination Delivery Property should be delayed beyond the originally scheduled Share Termination Payment Date, then the Share Termination Payment Date shall be extended to a date determined by Bank in its reasonable discretion. For the avoidance of doubt, any delivery by Counterparty of Share Termination Delivery Property is subject to the provisions of Section 10(b)(iii) and (iv) below, including without limitation the registration, private placement and valuation discount provisions.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to the parties at the time of notification of the Payment Obligation or, in the event of an extension of the Share Termination Payment Date as contemplated above, such later time as reasonably determined by the Calculation Agent.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Announcement Event or Delisting, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

(b) Hedge Shares; Registration and Private Placement.

(i) Notwithstanding any other provisions of this Confirmation to the contrary, in the event that (x) in connection with any settlement upon termination or cancellation of this Transaction, Bank would be required to make a cash payment to Counterparty and (y) at such time Bank or its agent owns Shares (or other securities constituting Share Termination Delivery Units) acquired for the purpose of hedging Bank’s obligations pursuant to this Transaction (such securities, “Hedge Shares”), Bank may elect to satisfy all or a portion of such cash payment obligation through the delivery of an equivalent value of Hedge Shares (value as determined by the Calculation Agent).

(ii) Notwithstanding any other provision of this Confirmation, if for any reason Counterparty is required to deliver Shares, Counterparty may deliver Shares that are not registered under the Securities Act; provided, however, that such Shares shall constitute “Private Shares,” as defined below, and, accordingly, the valuation discount and other provisions of Section 10(b)(iv) shall apply to such Shares.

(iii) In respect of any Shares (or other securities constituting Share Termination Delivery Units) acquired by Bank from Counterparty (or any other issuer of such Share Termination Delivery Units) that Bank reasonably concludes, based upon advice of outside counsel, should not be sold without registration under the Securities Act, Counterparty may, in order to allow Bank to sell such securities in a registered offering, elect to make available to Bank an effective registration statement under the Securities Act and, together with any other issuers of such securities, (A) enter into an agreement, in form and substance reasonably satisfactory to Bank, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Bank, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Bank a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Bank, in its reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the timing, procedures and documentation for the registered offering referred to above or if any such securities are not registered, then paragraph (iv) below shall apply at the election of Counterparty with respect to such securities to be sold (such securities, the “Private Shares”). Counterparty will procure that any other issuer of securities constituting Share Termination Delivery Units subject to this paragraph (iii) shall comply with the provisions of this paragraph (iii).

(iv) In order to allow Bank to sell Private Shares in a private placement, Counterparty and any other issuer of the Private Shares will enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance reasonably satisfactory to Bank (in which case, the Calculation Agent shall, to the extent such adjustments have not yet already been made, make any adjustments to the terms of this Transaction that are necessary, in its reasonable judgment, to compensate Bank for a commercially reasonable discount from the public market price of such securities incurred on the sale of the Private Shares in a private placement), or, at the election of Counterparty, purchase such Private Shares from Bank at the closing price on such Exchange Business Days, and in the amounts, requested by Bank. Counterparty will procure that any other issuer of securities constituting Share Termination Delivery Units subject to this paragraph (iv) shall comply with the provisions of this paragraph (iv).

(c) Maximum Deliverable Number of Shares. Notwithstanding any other provision of this Confirmation, in no event shall Counterparty be required to deliver more than the Maximum Deliverable Number of Shares as payment for any obligation owing to Bank hereunder. “Maximum Deliverable Number” means 11,000,000 Shares. Counterparty represents and warrants to Bank (which representation and warranty shall be deemed to be repeated on each day from the date hereof to the Settlement Date or, if Counterparty is required to deliver Shares hereunder, to the date on which resale by Bank of such Shares is completed) that the Maximum Deliverable Number is equal to or less than the number of authorized but unissued Shares of Counterparty that are not reserved for future issuance in connection with transactions in such Shares (other than the transactions under this Confirmation) on the date of the determination of the Maximum Deliverable Number. In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 10(c) (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent that, (i) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the date hereof (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved or (iii) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions. Counterparty shall immediately notify Bank of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

(d) Equity Rights. Bank acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(e) Indemnification. In the event that Bank or the Calculation Agent or any of their Affiliates becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with, or arising out of, any breach or alleged breach by Counterparty of any of the representations, warranties, covenants or agreements contained in Section 6(a)-(e) and Section 7(a)(i), (iii), (v), (vi) and (vii) in this Confirmation, Counterparty shall reimburse Bank or the Calculation Agent or such Affiliate for its reasonable legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith within 30 days of receipt of notice of such expenses, and shall indemnify and hold Bank or the Calculation Agent or such Affiliate harmless against any losses, claims, damages or liabilities to which Bank or the Calculation Agent or such Affiliate may become subject in connection with any such action, proceeding or investigation. If for any reason the foregoing indemnification is unavailable to Bank or the Calculation Agent or such Affiliate or insufficient to hold it harmless, then Counterparty shall contribute to the amount paid or payable by Bank or the Calculation Agent or such Affiliate as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by Counterparty on the one hand and Bank or the Calculation Agent or such Affiliate on the other hand in the matters contemplated by this Confirmation or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by Counterparty on the one hand and Bank or the Calculation Agent or such Affiliate on the other hand in the matters contemplated by this Confirmation but also the relative fault of Counterparty and Bank or the Calculation Agent or such Affiliate with respect to such losses, claims, damages or liabilities and any other relevant equitable considerations. The relative benefits received by Counterparty, on the one hand, and Bank or the Calculation Agent or such Affiliate, on the other hand, shall be in the same proportion as the Prepayment Amount bears to the customary brokerage commission for share repurchases multiplied by the Initial Shares. The reimbursement, indemnity and contribution obligations of Counterparty under this Section 10(e) shall be in addition to any liability that Counterparty may otherwise have, shall extend upon the same terms and conditions to the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of Bank or the Calculation Agent and their Affiliates and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Counterparty, Bank or the Calculation Agent, any such Affiliate and any such person. The foregoing provisions shall survive any termination or completion of the Transaction.

(f) Staggered Settlement. Bank may, by notice to Counterparty prior to the Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Bank will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under “Physical Settlement” among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Bank will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Bank would otherwise be required to deliver on such Nominal Settlement Date.

(g) Additional Termination Events. The occurrence of any of the following shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Bank shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b)(iv) of the Agreement if on any day during the Relevant Period:

(i) the price per Share on the Exchange, as determined by the Calculation Agent, is at or below USD 15.00; or

(ii) the declaration by the Issuer of any Extraordinary Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Period.

(h) Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i) The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, stock loan rate or liquidity relative to the relevant Shares)”;

(ii) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with “material”; and

(iii) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at

Bank’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer”.

(i) No Netting and Set-off. Notwithstanding any provision of the Agreement (including without limitation Section 6(f) thereof) and this Confirmation or any other agreement between the parties to the contrary, neither party shall net or set off its obligations under the Transaction against its rights against the other party under any other transaction or instrument.

(j) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(k) Designation by Bank. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Bank to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Bank (the “Designator”) may designate any of its Affiliates (the “Designee”) to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver, if any, or take delivery of, as the case may be, any such Shares or other securities in respect of the Transaction, and the Designee may assume such obligations, if any. Such designation shall not relieve the Designator of any of its obligations, if any, hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations, if any, of the Designator hereunder, then the Designator shall be discharged of its obligations, if any, to Counterparty to the extent of such performance.

(l) Termination Currency. The Termination Currency shall be USD.

(m) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND BANK HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF BANK OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(n) Governing Law. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CONFLICT OF LAWS PROVISIONS THEREOF. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

Terms relating to the Agent:

(a)     The Agent is registered as a broker-dealer with the Securities and Exchange Commission and the Financial Industry Regulatory Authority (FINRA), is acting hereunder for and on behalf of Wells Fargo solely in its capacity as agent for Wells Fargo pursuant to instructions from Wells Fargo, and is not and will not be acting as the Counterparty’s agent, broker, advisor or fiduciary in any respect under or in connection with the Transaction.

(b)     In addition to acting as Wells Fargo’s agent in executing this Transaction, the Agent is authorized from time to time to give written payment and/or delivery instructions to the Counterparty directing it to make its payments and/or deliveries under this Transaction to an account of the Agent for remittance to Wells Fargo (or its designee), and for that purpose any such payment or delivery by the Counterparty to the Agent shall be treated as a payment or delivery to Wells Fargo.

(c)     Any and all notices, demands, or communications of any kind transmitted in writing by either Wells Fargo or the Counterparty under or in connection with this Transaction will be transmitted exclusively by such party to the other party through the Agent at the following address:

Wells Fargo Securities, LLC

201 South College Street, 6th Floor

Charlotte, NC 28288-0601

Facsimile No.: (704) 383-8425

Telephone No.: (704) 715-8086

Attention: Equity Derivatives

(d)     The Agent shall have no responsibility or liability to Wells Fargo or the Counterparty for or arising from (i) any failure by either Wells Fargo or the Counterparty to perform any of their respective obligations under or in connection with this Transaction, (ii) the collection or enforcement of any such obligations, or (iii) the exercise of any of the rights and remedies of either Wells Fargo or the Counterparty under or in connection with this Transaction. Each of Wells Fargo and the Counterparty agrees to proceed solely against the other to collect or enforce any such obligations, and the Agent shall have no liability in respect of this Transaction except for its gross negligence or willful misconduct in performing its duties as the agent of Wells Fargo.

(e)     Upon written request, the Agent will furnish to Wells Fargo and the Counterparty the date and time of the execution of this Transaction and a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with this Transaction.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us by facsimile at 212-214-5913 (Attention: Structured Derivatives Documentation Unit). If you have any questions, please do not hesitate to contact us at 212-214-6101.

Very truly yours,

WELLS FARGO SECURITIES, LLC,		WELLS FARGO BANK, NATIONAL ASSOCIATION
acting solely in its capacity as Agent		By: Wells Fargo Securities, LLC,
of Wells Fargo Bank, National Association		acting solely in its capacity as its Agent

By:	/s/ Cathleen Burke	By:	/s/ Cathleen Burke
Name:	Cathleen Burke	Name:	Cathleen Burke
Title:	Managing Director	Title:	Managing Director

Confirmed as of the date first above written:

FAMILY DOLLAR STORES, INC.

By:	/s/ Howard R. Levine
Name:	Howard R. Levine
Title:	Chairman of the Board and Chief Executive Officer

SCHEDULE A

Prepayment Date:	October 7, 2010.

Initial Shares:	4,411,116

Initial Averaging Date:	October 7, 2010.

Scheduled Final
Averaging Date:	[***]

Scheduled Earliest
Acceleration Date:	[***]

Price Adjustment:	[***]

Ordinary Dividend Amount:	USD 0.155 per quarter

Scheduled Ex-Dividend Date:	December 13, 2010

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

A-1

APPENDIX A

[Family Dollar Stores, Inc. Letterhead]

Date:

To:	Wells Fargo Bank, N.A.
375 Park Avenue
New York, NY 10152
Attention: Structured Derivatives Support
Telephone No.: 212-214-6101
Facsimile No.: 212-214-5913

Re:	Issuer Accelerated Share Repurchase Transaction

Ladies and Gentlemen:

In connection with our entry into a confirmation between you and us dated October 5, 2010 (the “Confirmation”), we hereby represent that set forth below is the total number of shares of our common stock purchased by or for us or any of our affiliated purchasers in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) (all as defined in Rule 10b-18 under the Securities Exchange Act of 1934, as amended) during the four full calendar weeks immediately preceding the first day of the Relevant Period (as defined in the Confirmation) and the week during which the first day of the Relevant Period occurs:

	Monday’s Date	Friday’s Date	Share Number
Week 4:	September 6, 2010	September 10, 2010	0
Week 3:	September 13, 2010	September 17, 2010	0
Week 2:	September 20, 2010	September 24, 2010	0
Week 1:	September 27, 2010	October 1, 2010	0
Current Week:	October 4, 2010	October 8, 2010	0

We understand that you will use this information in calculating trading volume for purposes of Rule 10b-18.

Very truly yours,

FAMILY DOLLAR STORES, INC.

By:
Name:
Title:

APPX-A-1

APPENDIX B

[Date]

Family Dollar Stores, Inc.

10401 Monroe Road

Matthews, N.C. 28105

Attn: Treasury Department, Steven Burt

Re:	Issuer Accelerated Share Repurchase Transaction

Ladies and Gentlemen:

Reference is made to the Issuer Accelerated Share Repurchase Transaction documented by a Confirmation between you and Wells Fargo Bank, National Association (“Bank”) dated October 5, 2010 (the “Confirmation”). Capitalized terms used without definition in this letter have the definitions assigned to them in the Confirmation.

In Section 6(e) of the Confirmation, Bank has agreed that you may purchase Shares during the Relevant Period, subject to the following procedures:

(i) all such purchases will be made by Wells Fargo Securities, LLC (“WFS”) in accordance with Rule 10b-18(b) or otherwise in a manner that you and WFS believe is in compliance with applicable requirements;

(ii) each purchase order you place with WFS will be an all or nothing order to purchase a minimum of 10,000 Shares;

(iii) you will pay to WFS, for each Share purchased, a per share commission agreed upon by you and WFS; and

(iv) you agree that, in purchasing Shares, WFS may purchase Shares for the account of Bank, which is an affiliate of WFS, other than any single block of 10,000 or more Shares, without your prior consent; you acknowledge that, because any orders you place pursuant to the above procedures will be all or nothing orders, other orders to purchase Shares (including orders placed by Bank or WFS) may reduce the number of Shares available for purchase and may therefore impact your ability to obtain execution of any such all or nothing orders.

APPX-B-1

We may terminate this letter agreement upon the effectiveness of any change in applicable law or regulation that would cause the procedures set forth herein to impede Bank’s ability to execute appropriate trading transactions in relation to Bank’s obligations under the Confirmation in a manner consistent with applicable law and regulation.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this letter and returning it to us by facsimile at 212-214-5913 (Attention: Structured Derivatives Documentation Unit). If you have any questions, please do not hesitate to contact us at 212-214-6101.

Very truly yours,

WELLS FARGO SECURITIES, LLC,	WELLS FARGO BANK, NATIONAL ASSOCIATION
acting solely in its capacity as Agent	By: Wells Fargo Securities, LLC,
of Wells Fargo Bank, National Association	acting solely in its capacity as its Agent

By:	By:
Name:	Name:
Title:	Title:

Acknowledged and agreed to as of the date first above written:

FAMILY DOLLAR STORES, INC.

By:
Name:
Title:

APPX-B-2